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                                                                    EXHIBIT 99.2

                                                              [Preliminary Copy]

                    SHAWNEE FINANCIAL SERVICES CORPORATION
                                 P.O. Box 149
                         Everett, Pennsylvania  15537

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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held on August 1, 1995

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  TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Shawnee Financial Services Corporation (the "Corporation") will be held on Tuesday, August 1, 1995 at 11:00 a.m., local time, at the Board Room of The Everett Bank, 115 East Main Street, Everett, Pennsylvania, for the purpose of considering and acting upon the following:

        1. Approval of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, each dated as of January 5, 1995, between the Corporation and Keystone Financial, Inc., which provide for the merger of the Corporation into Keystone Financial, Inc. and the conversion of each outstanding share of the Corporation's Common Stock into 6.25 shares of Keystone Common Stock, as described in the accompanying Proxy Statement/Prospectus;

        2. Such other matters as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on June 24, 1995 are entitled to notice of and to vote at the Special Meeting.

        ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. If you attend the meeting you may, if you wish, withdraw your proxy and vote your shares in person.

                                             By Order of the Board of Directors



                                             B. Frank Dunkle, Jr., Secretary

  June _____, 1995